UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Five9, Inc.
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FIVE9, INC.
3001 Bishop Drive, Suite 350
San Ramon, California 94583

ADDITIONAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2021

On March 29, 2021, Five9, Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission and made the Proxy Statement available on the Internet that same day. The following information is provided to our stockholders in support of the election of Michael Burdiek and David DeWalt to the Company’s board of directors (the “Board”) as Class I Directors.

In its April 13, 2021 report, Institutional Shareholder Services, Inc. (“ISS”) states that “The board failed to remove, or subject to a sunset requirement, the supermajority vote requirement to enact certain changes to the governing documents and the classified board, each of which adversely impacts shareholder rights.” On this basis, ISS issued a withhold recommendation against Mr. Burdiek and Mr. DeWalt in the election of directors. Glass Lewis, however, recommended in favor of these same directors despite these governance provisions.

Classified Board Structure

The Board believes that there is no “one size fits all” governance approach that suits all companies. The appropriate standard by which to judge the Company’s classified board structure is whether it protects the interests of the Company’s stockholders. According to recent proxy statements and publicly available documents, 18 of 21 of the Company’s 2021 executive compensation peer group companies also currently have classified board structures. Of the 18, only two peer group companies have taken steps to change this structure: one of the peer group companies has voted to eliminate its classified board structure in 2023, and another has a proposal to remove its classified board structure to its stockholders at its upcoming annual stockholders meeting. Of the three companies that do not currently have classified board structures, one has supervoting stock held by its Chief Executive Officer and one is a Dutch corporation. The Company believes that its classified board structure is consistent with its peer group and protects the interests of the Company’s stockholders for the following reasons:

The Classified Board Structure Aligns the Board with the Company’s Long-term Interests.

The Company’s classified board encourages its directors to look to the long-term best interests of the Company and its stockholders and allows for stable and informed oversight, providing institutional perspective both to management and other directors. The Company’s classified board structure is designed to ensure that, at any given time, there are directors serving on the Board who have substantial knowledge of the Company, its business and its strategic goals. The Company’s current classified board structure enables the Company’s directors to build on their own past experience and the experience of continuing directors for more effective long-term strategic planning. De-classifying the Board would make it possible to lose the accumulated knowledge and experience of the Board in a single election cycle.

In addition, electing directors to three-year terms, rather than one-year terms, enhances the independence of the Company’s non-management directors by helping ensure that directors do not make short-term decisions that may be detrimental to the Company’s long-term interests, simply out of fear of being replaced each year.

The Classified Board Structure Helps the Company Attract and Retain Director Candidates.

The Company believes that its classified board structure benefits the Company and its stockholders because the longer terms of office help the Company attract and retain qualified director candidates who are willing to make long-term commitments of their time and energy.

The Classified Board Structure Reduces the Company’s Vulnerability to Takeovers.

The Company’s classified board structure reduces its vulnerability to coercive takeover tactics and inadequate takeover bids by encouraging persons seeking control of the Company to negotiate with the Board and thereby better positions the Board to negotiate effectively on behalf of all the Company’s stockholders. The classified board structure is designed to safeguard against an insurgent stockholder replacing a majority of the Company’s directors with its own nominees at a single annual meeting, thereby gaining control of the Company and its assets without paying fair value to the Company’s stockholders. Because only approximately one-third of the directors are elected at any annual meeting of stockholders, at least two annual stockholder meetings would be required to effect a change in a majority of the directors serving on the Company’s Board, providing incumbent directors substantial leverage to negotiate the best results for the Company’s stockholders.

The Company’s classified board structure does not preclude a takeover, but rather provides the Board time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, consider alternative methods of maximizing stockholder value, protect all stockholders against abusive tactics during a takeover process and, as appropriate, negotiate the best possible return for all stockholders, without the threat of imminent removal of a majority of the members of the Company’s directors. The Company believes this is particularly important in the current environment of stock market volatility, in which persons seeking to gain control of a company may pursue coercive takeover tactics during a period of depressed stock prices, even where the decline in the Company’s stock price is due to factors outside of its control. In fact, since just March 8, 2021, the closing price of the Company’s common stock has ranged from $151.44 to $179.95 per share, and from September 8, 2020 to March 5, 2021 ranged from $111.84 to $197.79, which indicates how attractive and vulnerable the Company might be to an opportunistic acquirer seeking to acquire the Company’s common stock at a time when the intrinsic value of the Company is not fully reflected in its stock. The Board takes seriously its fiduciary duty under the law to act in a manner that it believes to be in the best interests of the Company and its stockholders. Elimination of the classified board structure would make it more difficult for the Company’s stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Supermajority Vote Requirement

According to recent proxy statements, of the Company’s 2021 executive compensation peer group companies, 19 of 21 currently have supermajority voting provisions for the amendment of their bylaws and certain provisions of their certificates of incorporation. Of the 19, only two have taken steps to change this structure: one of the peer group companies has voted to eliminate its supermajority voting provisions in 2022 and another has proposed the removal of its supermajority voting provisions to its stockholders at its upcoming annual stockholders meeting. The Company believes that the supermajority vote requirements in its governance documents are consistent with its peer group, and are in the best interests of the Company and its stockholders for the following reasons:

The Company’s Supermajority Voting Provisions are Designed to Protect its Stockholders.

The Company’s supermajority voting provisions are designed to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process. These provisions are also designed to protect all of the Company’s stockholders against self-interested actions by one or a few large stockholders. A simple majority vote would eliminate these protections.

The Company’s Supermajority Voting is not Inconsistent with Delaware Law.

While Delaware law provides that most proposals submitted to a vote of a company’s stockholders require a vote of the majority of the shares present and eligible to vote at the meeting, Delaware law also provides that certain matters presented to stockholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s certificate of incorporation. The Company’s certificate of incorporation, which was approved by stockholder vote, provides that the vote of holders of at least 66 2/3% of its outstanding stock must approve certain fundamental changes involving the Company, including amendments to the bylaws and certain provisions of the certificate of incorporation.

Based on the foregoing, the Board continues to recommend a vote FOR Mr. Burdiek and Mr. DeWalt in the election of directors.